Exhibit 99.1


To:    Directors and Executive Officers

From:  Charles B. Deull

Re: Special Trading Restrictions related to the Scholastic Corporation 401(k) Savings and Retirement Plan Blackout Period

Date:  December 10, 2004
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              This  notice  is to  inform  you  about  certain  special  trading restrictions applicable to you as directors and executive officers of Scholastic Corporation during the "Blackout Period" that will be in effect as a result of the transition of the recordkeeping and administrative services for the Scholastic Corporation 401(K) Savings and Retirement Plan from Putnam to Fidelity. During this period, which begins at 3:00 p.m., New York time, on December 28, 2004 and is expected to be completed during the week of January 9, 2005, participants in the 401(K) Plan will be unable to direct or diversify investments in their individual Plan accounts, change elections regarding future contributions, obtain a loan from the Plan or obtain any distribution or withdrawal from the Plan (the "401(K) Blackout Period").


              Under SEC Regulation BTR, during the 401(K) Blackout Period, Scholastic's directors and executive officers are prohibited from directly or indirectly purchasing, selling, or otherwise acquiring or transferring ANY shares of Scholastic Common stock or other equity or derivative securities of Scholastic, including the exercise (cashless or otherwise) of options to acquire Scholastic stock (the "Special Trading Restrictions"). IT IS IMPORTANT TO NOTE THAT THE SPECIAL TRADING RESTRICTIONS BAR DIRECTORS AND EXECUTIVE OFFICERS FROM ENGAGING IN THESE ACTIVITIES BOTH WITHIN AND OUTSIDE THE 401(K) PLAN.


              Although the Special Trading Restrictions are subject to certain exceptions, given the complexity of these rules and the short time period involved you should avoid any change in your beneficial ownership of Scholastic stock during the 401(K) Blackout Period. THEREFORE, AS A RESULT OF THE SPECIAL TRADING RESTRICTIONS, YOU MAY NOT ENGAGE IN ANY TRANSACTIONS INVOLVING SCHOLASTIC STOCK OR EXERCISE ANY OPTION TO BUY SCHOLASTIC STOCK DURING THE 401(k) BLACKOUT PERIOD WITHOUT PRIOR APPROVAL.

              It is also important to note that these Special Trading Restrictions will be in place during what would normally be an open window period, which begins on Monday, December 20 (the third day after the release of our second quarter earnings, which will occur after the market closes on Wednesday, December 15). Therefore, as a result of the Special Trading Restrictions, our normal open window period will be curtailed for directors and executive officers and will only be open (1) from Monday, December 20 through 3:00 p.m. on Tuesday, December 28 (the beginning of the 401(K) Blackout Period) and (2) from the date that the 401(K) Blackout Period ends, which is expected to be during the week beginning January 9, until the close of the market on January 19.

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              We will notify you when the 401(K) Blackout Period ends,  or if it is extended past the week of January 9, 2005. In the meantime, if you have any questions concerning this notice, or the status of the 401(K) Blackout Period or the transactions prohibited by the Special Trading Restrictions, please contact me, Paul Marcotrigiano or Teresa Connelly at 212-343-6968.